Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Invacare Corporation, an Ohio corporation (the "Company") and Dean J. Childers ("Executive"), with an Effective Date as defined herein.

W I T N E S S E T H:

WHEREAS, Executive has been employed by the Company as its Senior Vice President and General Manager, North America; and

WHEREAS, the Company and Executive have determined that Executive’s employment with the Company will terminate effective on September 18, 2018, on the terms set forth herein; and

WHEREAS, the Company and Executive wish to resolve all matters and issues between them arising from or relating to Executive's employment by the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Executive and the Company hereby agree as follows:

ARTICLE I	-- CONSIDERATION

Section 1.1.    Termination of Employment. Executive, through his signature below, agrees that his employment with the Company as an employee, officer, manager, or from other service in any role for any Affiliate of the Company, shall terminate effective September 18, 2018 (the “Separation Date”). The parties acknowledge and agree that Executive’s termination from employment shall, for purposes of his employment letter dated April 19, 2015, as modified June 18, 2015, be deemed a termination by Company for other than cause. The Company shall pay Executive his salary at a rate equal to 100 percent (100%) of his base salary as it existed immediately prior to the Separation Date (the “Severance Payments”), in accordance with the Company’s regular payroll cycle for the period beginning on the day after the Separation Date and continuing for 6 months thereafter until March 18, 2019 (the “Separation Pay Period”). Each Severance Payment shall be less any applicable payroll taxes and withholdings and paid in a manner consistent with the Company’s regular payroll practices.
Section 1.2.    Separation Payments. Provided that the Executive signs the General Release of Claims attached hereto and incorporated herein as Exhibit A (the “Release”), and such Release is not revoked during the time period specified therein, then, upon the Effective Date of the Release (as defined in the Release), Executive will be entitled to the following payments as separation benefits from the Company:
(a)    Provided Executive properly elects COBRA coverage under the Company’s group health plan(s), Executive will be eligible for discounted COBRA rates for the earlier of the first six months following the Separation Date, or until he obtains other employment. Executive agrees to notify the Company of any new employment providing him with health insurance that     commences prior to the end of the six months following the Separation Date. Executive is responsible for making payments directly to the Company’s COBRA vendor, as COBRA payments will not be deducted from Severance Payments.

(b)
The Company will provide Executive with executive outplacement services that are customarily provided to terminated senior management employees from Ratliff & Taylor/CPI Partner. The Company will request that Ratliff & Taylor/CPI Partner contact Executive to arrange commencement of the outplacement assistance package.

         Section 1.3.    Incentive Plan Awards. Any equity awards (including stock options and restricted stock awards) previously granted to Executive shall be governed by the terms of their respective award agreements. Executive shall not be entitled to a bonus for 2018.

Section 1.4.    Executive Benefits. Upon the Separation Date, Executive’s participation in Executive Health Management Program will cease, and he will be entitled to no further benefits thereunder.

Section 1.5. Retirement Benefits. Upon the Separation Date, Executive shall accrue no further benefits under the Company’s retirement benefit plans, including the Invacare Corporation Retirement Savings Plan and the Invacare Corporation Deferred Compensation Plus Plan (the “Retirement Plans”). Executive acknowledges that his participation as an active employee in the Retirement Plans will cease as of the Separation Date, and he will not be entitled to any additional benefit accruals thereafter. Payments made with respect to each Retirement Plan will be made to Executive, based on his prior elections, if applicable, in accordance with and subject to the terms and procedures of such plan, including with respect to distribution elections previously made or to be made; provided that, in the event of any conflict between the terms of this Agreement and the terms of the Retirement Plans, the terms of the Retirement Plans shall govern.

Section 1.6. Adequacy of Consideration. Executive hereby agrees and acknowledges that the certain payments and benefits described in this Agreement constitute adequate consideration for all of Executive’s covenants and obligations set forth herein, including, but not limited to, the Release and the other obligations of Executive set forth in Article II of this Agreement.

ARTICLE II	-- OTHER OBLIGATIONS OF EXECUTIVE

Section 2.1.Restrictive Covenants. Executive expressly re-affirms and re-acknowledges his agreement to all of his covenants and obligations contained in the Technical Information and Non-Competition Agreement between the Company and Executive dated August 25, 2015 (the “Technical Information and Non-Competition Agreement”), and further acknowledges and agrees that such covenants and obligations of the Technical Information and Non-Competition Agreement (with the Separation Date being the date that Executive ceases to work for the Company as contemplated under such Agreement) survive Executive’s separation of employment.

Section 2.2.Nondisparagement. Executive agrees not to make any disparaging or generally negative comments regarding the Company Entities (as defined in Exhibit A hereto), its current or former employees, or otherwise to communicate with any person in a manner tending to damage the reputation of the Company Entities. Neither the Company, nor any of those current employees of the Company who constitute its “named executive officers” (under SEC regulations) for purposes of the Company’s 2018 proxy statement, will make or issue any public release or other public statement containing disparaging or generally negative comments regarding Executive.
Section 2.3.Permitted Disclosure. Notwithstanding the provisions of the Technical Information and Non-Competition Agreement regarding Non-Disclosure of Confidential Information, all of which are re-affirmed and re-acknowledged in Section 2.1 of this Agreement, Executive may disclose to such persons, without limitation of any kind, who have a need to know, the tax treatment and any facts that may be relevant to the tax structure of his separation from employment or other transactions contemplated by this Agreement, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable federal or state securities laws, and except that, with respect to any document or other information that in either case contains information concerning the tax treatment or tax structure of such transactions as well as other information, this Section 2.3 shall apply only to such portions of the document or similar item that is relevant to an understanding of such tax treatment or tax structure. The Company will be permitted to disclose a summary of, and copy of, this Agreement in a Form 8-K and other public disclosures to be filed with the U.S. Securities Exchange Commission.
Section 2.4.Remedy for Breach of Article II. Executive agrees that each of his obligations set forth in Article II of this Agreement are material provisions of this Agreement, without which the Company would not enter into this Agreement, the violation of which by Executive will cause substantial harm to the Company, and that the actual damages resulting from a violation of any section of this Article II by Executive will be difficult or impossible to ascertain. Accordingly, in the event of any violation by Executive of any section of this Article II, and in addition to all legal or equitable remedies available to the Company to remedy such violation, Executive agrees that (i) the Company may terminate all payments and benefits owed to Executive under Section 1.2 and retain any remaining payments and benefits under Section 1.2 not as of then paid or provided to Executive as liquidated damages; and (ii) Executive will repay to the Company, upon demand, all amounts paid to him pursuant to Section 1.2 of this Agreement prior to the date the Company learns of such violation by Executive, along with any other relief the Court deems to be appropriate and just.
Section 2.5.Assistance to Company. During the Separation Pay Period and thereafter as reasonably requested by the Company, Executive will cooperate with the Company, including making himself available to answer questions and providing other special assistance, as may be reasonably requested by the Company, including attending depositions and/or trial in connection with the Company’s pending litigation case, Invacare v. Nordquist and Ki Mobility, or other matters with respect to which the Executive may have knowledge. The Company shall pay directly or reimburse Executive for his reasonable out-of-pocket expenses incurred in providing such assistance to the Company.  If the Company makes a request for assistance that is likely to require more than one hour of Executive’s time or assistance that will require him to appear in person, then Company shall make such request in writing via email, and in the case of a personal appearance, at one week in advance of the date on which the assistance would be provided.

ARTICLE III	-- MISCELLANEOUS PROVISIONS

Section 3.1.Entire Agreement. Except as provided in Sections 2.1 and 3.2 of this Agreement, and except for Executive’s continuing rights under the plans, programs and agreements as specified in Article I, this Agreement contains the entire agreement between the parties hereto and replaces any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matters included herein, including any offer or other letter agreements, any agreements, contracts and/or promises summarized in or implied by any public disclosure or SEC filing by the Company, or any other such agreement or document. This Agreement may not be changed orally, but only in writing, signed by each of the parties hereto.
Section 3.2.Survival of Agreements. Notwithstanding anything to the contrary in this Agreement, the parties agree that (i) the Indemnity Agreement between the Company and Executive dated as of September 1, 2015 (the “Indemnity Agreement”) shall survive Executive’s separation and his execution of this Agreement; and (ii) the Change in Control Agreement between the Company and Executive dated as of September 1, 2015 (“Change in Control Agreement”) is hereby terminated and is of no further force and effect.

Section 3.3.Warranty/Representation. Executive and the Company each warrant and represent that, prior to and including the Effective Date of this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Agreement.

Section 3.4.Invalidity. The parties to this Agreement agree that the invalidity or unenforceability of any one (1) provision or part of this Agreement shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.

Section 3.5.No Assignment. This Agreement is personal in nature and shall not be assigned by Executive. All payments and benefits provided Executive herein shall be made to his estate in the event of his death prior to his receipt thereof.

Section 3.6.Originals. Two (2) copies of this Agreement shall be executed as “originals” so that both Executive and the Company may possess an “original” fully executed document. The parties hereto expressly agree and recognize that each of these fully executed “originals,” which may be signed in counterparts, shall be binding and enforceable as an original document representing the agreements set forth herein.

Section 3.7.Governing Law; Jurisdiction; Venue. This Agreement shall be governed under the laws of the State of Ohio. The Company and Executive each consent to venue and personal jurisdiction over them in any state or federal court with jurisdiction over Cuyahoga County, Ohio, for the purpose of construction and enforcement of this Agreement.

Section 3.8.Withholding. The Company shall have the right to withhold from any payments and benefits under this Agreement any and all amounts necessary for payroll taxes and other withholdings.
Section 3.9.Further Assurances. In case at any time after the Effective Date of the Release, any further actions are necessary or desirable to carry out the purposes of any of the provisions of this Agreement, each party shall, as promptly as reasonably practicable, execute and deliver all such documents, and take all such other actions, in order to give full effect to the provisions of this Agreement.
Section 3.10.Compliance with Section 409A; Taxes. It is the intention and purpose of the Company that this Agreement and all benefits provided hereunder or in connection herewith shall be, at all relevant times, in compliance with (or exempt from) Section 409A of the Internal Revenue Code of 1986, as amended and related regulations (the “Code”), and this Agreement and such benefits shall be so interpreted and administered. Notwithstanding anything herein to the contrary, (i) if at the Separation Date Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of Executive’s termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the Separation Date (or the earliest date as is permitted under Section 409A of the Code), (ii) any reimbursements provided under this Agreement shall be made no later than the end of Executive’s taxable year following Executive’s taxable year in which such expense was incurred; in addition, the amounts eligible for reimbursement during any one taxable year under this Agreement may not affect the expenses eligible for reimbursement in any other taxable year under this Agreement, (iii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax or result in an additional cost to the Company, and (iv) each payment hereunder (including without limitation each monthly payment or payment made on a payroll period basis, even if it might otherwise be part of a series of installment payments) shall constitute a separate payment hereunder for purposes of Section 409A of the Code. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 3.10; provided that notwithstanding any other provision in this Agreement or otherwise, neither the Company nor any of its employees or representatives shall have any liability to Executive or any beneficiary or dependent with respect thereto or with respect to the tax consequences or effects to them of any of the provisions of, or benefits or payments provided under, pursuant to or in connection with, this Agreement (including under the plans and programs referred to herein).

[Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company agree as set forth above:

Execution Witnessed by:		Agreed To and Accepted By:

/s/ Nancy P. Childers		/s/ Dean J. Childers
Witness		DEAN J. CHILDERS

Date: October 8, 2018

Execution Witnessed by:		Agreed To and Accepted By
INVACARE CORPORATION

/s/ Deanna Hamilton	By:	/s/ Darcie Karol
Witness	Title:	SVP Human Resources

Date: October 9, 2018

Exhibit A
GENERAL RELEASE OF CLAIMS

DEAN J. CHILDERS ("Executive") and Invacare Corporation (the “Company"), in exchange for their mutual covenants and obligations set forth herein, hereby agree as follows:
1.Executive’s Release. For consideration in the form of the payments and benefits described in the Separation Agreement and Release between Executive and the Company dated October __, 2018 (the “Separation Agreement”), Executive does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge the Company, its parent company(ies), subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, “the Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination or anti-retaliation statutes or regulations, including but not limited to Title VII of the Civil Rights Act of 1964 as amended, ERISA, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act (“FMLA”), Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney's fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, any claims for emotional distress, degradation, humiliation, that Executive might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company or any of its directors, officers, shareholders, employees and/or agents arising out of Executive's employment and separation from employment which have occurred prior to the date this Release of Claims (“Release”) becomes effective pursuant to Section 7 hereof (the “Effective Date”), or which may arise as a result of his separation from employment as of the Separation Date, except those matters specifically set forth herein, and except for any health, welfare, pension or retirement benefits, if any, which may have vested on Executive's behalf prior to his separation under the generally applicable terms of such programs, and except for any claims arising solely out of Executive’s status as a shareholder of the Company, and except for any rights Executive has under any applicable policies of Directors and Officers liability insurance, and except for any rights Executive has under the Indemnity Agreement. Moreover, Executive may file a charge with, testify, assist, or participate in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission or state fair employment practices agency as to the employment laws enforced by such agencies; provided, however, that Executive understands and agrees that he is waiving and releasing his rights to monetary damages under such laws by reason of his agreement to the general release language stated above.

2.Older Workers Benefit Protection Act (“OWBPA”). Executive recognizes and understands that, by executing this Release, he shall be releasing the Company Entities from any claims that he now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Release. In other words, Executive will have none of the legal rights against the aforementioned that he would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his signing this Release.
3.Consideration Period. The Company hereby notifies Executive of his right to consult with his chosen legal counsel before signing this Agreement. Through his signature below, Executive represents that he has consulted with, and been represented by, competent legal counsel in the negotiation of this Release and the related Separation Agreement. The Company shall afford, and Executive acknowledges receiving, not less than twenty-one (21) calendar days in which to consider this Release to ensure that Executive’s execution of this Release is knowing and voluntary. In signing below, Executive expressly acknowledges that he has been afforded the opportunity to take at least twenty-one (21) days to consider this Release and that his execution of same is with full knowledge of the consequences thereof and is of his own free will.
Notwithstanding the fact that the Company has allowed Executive twenty-one (21) days to consider this Release, Executive may elect to execute this Release prior to the end of such 21-day period. If Executive elects to execute this Release prior to the end of such 21-day period, then by his signature below, Executive represents that he has consulted with, and been represented by, his chosen legal counsel, and his decision to accept this shortening of the time was knowing and voluntary, and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated Executive executing this Release prior to end of such 21-day consideration period. The parties agree that changes, whether material or immaterial, to this Release shall not restart the running of the twenty-one (21) day time period.
4.Revocation Period. Both the Company and Executive agree and recognize that, for a period of seven (7) calendar days following Executive’s execution of this Release, Executive may revoke this Release by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to Anthony C. LaPlaca, Senior Vice President & General Counsel, Invacare Corporation, One Invacare Way, Elyria, OH 44035, delivered or postmarked within such seven (7) day period. In the event Executive so revokes this Release, each party will receive only those entitlements and/or benefits that he/it would have received regardless of this Release.

5.Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Release, that Executive has not relied on any representations of the Company or any of its representatives, directors, officers, Executives and/or agents to induce Executive to enter into this Release, other than as specifically set forth herein and that Executive is fully competent to enter into this Release and has not been pressured, coerced or otherwise unduly influenced to enter into this Release and that Executive has voluntarily entered into this Release of Executive's own free will. Executive further acknowledges that he has consulted with, and been represented by, competent legal counsel in the negotiation of this Release. The parties agree that any capitalized terms not otherwise defined herein shall have the meaning given to them in the Separation Agreement.
6.Governing Law. This Release shall be governed under the laws of the State of Ohio.
7.Effective Date. This General Release of Claims shall become effective only upon (a) execution of this General Release of Claims by Executive after the expiration of the twenty-one (21) day consideration period described in Section 3 of this General Release of Claims, unless such consideration period is voluntarily shortened as provided by law; and (b) the expiration of the seven (7) day period for revocation of this General Release of Claims after execution by Executive described in Section 4 of this General Release of Claims without this General Release of Claims being revoked, but only if such execution and expiration of the revocation period both occur on or prior to October 16, 2018.

CAUTION TO EXECUTIVE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST THE COMPANY ENTITIES PRIOR TO THE EFFECTIVE DATE OF THIS GENERAL RELEASE OF CLAIMS.

WITNESS:		Agreed To and Accepted By:

/s/ Nancy P. Childers		/s/ Dean J. Childers
DEAN J. CHILDERS

Date: October 8th 2018

WITNESS:		Agreed To and Accepted By
INVACARE CORPORATION

/s/ Deanna Hamilton	By:	/s/ Darcie Karol
	Title:	SVP Human Resources

Date: 10/9/18